Exhibit 10.17

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into by and between Michael D. Watford (“Watford”). Ultra Petroleum Corp., a Yukon corporation and each of the Company’s subsidiaries, including: UP Energy Corporation and Ultra Resources, Inc. (the “Company”), dated as of February 24, 2016 effective as of February 16, 2016 for purposes of amending that certain employment agreement by and between Watford and the Company, dated February 1, 2007 (the “Employment Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS,	the Company and Watford are party to the Employment Agreement dated as of February 1, 2007 (the “Employment Agreement”);

WHEREAS,	Section 1 of the Employment Agreement provides that the term of Watford’s employment under the Employment Agreement is automatically extended (an “Extension”) each February 1 unless the Company Board provides ninety (90) days advance notice of its intention not to renew such employment (a “Non-Renewal Notice”);

WHEREAS,	the Company has not provided a Non-Renewal Notice so that the term of Watford’s employment under the Employment Agreement has been extended for the one-year period commencing February 1, 2016;

WHEREAS,	Section 1 and Section 4.B of the Employment provide that Watford may unilaterally elect to terminate his employment if an agreement cannot be reached as to the terms of any Extension and, in the event of any such termination, Watford would be entitled to the severance benefits specified in Section 4.B of the Employment Agreement;

WHEREAS,	as of the date of this Amendment, the Company has not offered Watford satisfactory terms of employment during the Extension, including satisfactory levels of annual and long-term compensation;

WHEREAS,	the Company desires for Watford not to terminate his employment pursuant to Section 1 and Section 4.B of the Employment Agreement;

WHEREAS,	subject to the terms and conditions hereof, and in consideration for the contemporaneous posting of the Letter of Credit (defined below), Watford is willing to forgo his right to terminate his employment pursuant to Section 1 and Section 4.B of the Employment Agreement; and

WHEREAS,	the Company acknowledges that Watford agreeing to forgo his right to terminate his employment contemporaneously with the Company’s providing the Letter of Credit provides substantial and new value to the Company and the Company’s subsidiaries.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Company and Watford hereby agree as follows.

1.

Waiver of Certain Termination Rights. Subject to the terms and conditions hereof, Watford hereby irrevocably waives his right to terminate his employment pursuant to Section 1 and Section 4.B of the Employment Agreement in connection with the Extension that occurred on February 1, 2016. For the sake of clarity, Watford is not waiving the right to terminate his employment pursuant to Section 1 and Section 4.B in connection with any future extension of his employment pursuant to the Employment Agreement.

2.

Letter of Credit. In consideration of Watford’s waiver of his termination rights under Section 1 of this Amendment, the Company agrees that promptly after the date hereof, and in any event within 10 days hereof, it shall enter into an irrevocable letter of credit with a bank of national standing reasonably acceptable to Watford in the amount of $2,000,000 (the “Letter of Credit”), which is the amount of severance Watford would be entitled to if he exercised his rights to terminate his employment pursuant to Section 1 and Section 4.B of the Employment Agreement. Watford may and shall be entitled to draw upon the Letter of Credit if he has a Qualifying Termination of Employment (as defined below) and the Company fails for any reason to pay 100% of the cash severance benefits otherwise payable under the Employment Agreement with respect to such Qualifying Termination of Employment, it being acknowledged and agreed that Watford may draw upon the Letter of Credit only to the extent the Company fails to pay such cash severance benefits. For purposes hereof, a “Qualifying Termination of Employment” means a termination of Watford’s employment with the Company pursuant to Section 4.A, Section 4.B, Section 4.C or Section 4.D of the Employment Agreement; provided that Watford may not draw upon the Letter of Credit for any termination pursuant to Section 4.B of the Employment Agreement unless Watford provides notice to the Company no later than January 1 immediately preceding the Extension (e.g., by January 1, 2017 for an Extension occurring on February 1, 2017) that he intends to terminate his employment pursuant to Section 4.B of the Employment Agreement if mutually satisfactory terms of employment are not reached by such February 1. The Letter of Credit shall expire upon the satisfaction of all obligations to Watford under this Amendment.

3.	Ratification of Employment Agreement. Except as expressly provided in this Amendment, the Employment Agreement is hereby ratified and affirmed and remains in full force and effect.

4.	Benefit and Binding Effect. The Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Amendment intending it to be effective on the date first indicated above.

COMPANY:

ULTRA PETROLEUM CORP.

By:	/s/ Wm. Charles Helton
Name:	Dr. Wm. Charles Helton
Title:	Chairman, Compensation Committee

/s/ Michael D. Watford
Michael D. Watford

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